Exhibit 99.1

October 25, 2004	PR04-21

CANYON RESOURCES FILES SECOND QUARTER FORM 10-Q

     GOLDEN, CO--Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announced that it filed the 2004 Second Quarter Report on Form 10-Q today, October 25, 2004. As previously reported, the Company was not in compliance with the American Stock Exchange’s (AMEX) Company Guide because it had not filed the Form 10-Q. Today’s filing was made within the time extension granted by the AMEX in order for the Company to regain compliance with the AMEX listing standards.

     The Company has restated its prior financial statements and filed an amended 2003 Form 10-K and an amended 2004 First Quarter Report on Form 10-Q. The Company restated its financial statements principally for the impact resulting from a correction in the model used for testing the Briggs Mine impairment and expensing certain costs as exploration expenditures.

     Today the Company announced a second quarter 2004 net loss of $2.4 million, or $0.09 per share, on revenues of $5.8 million, compared to a restated net loss of $5.8 million, or $0.28 per share, on revenues of $3.4 million for the second quarter of 2003. For the six months ended June 30, 2004, the Company recorded a net loss of $6.3 million, or $0.23 per share, on revenues of $7.6 million, compared to a restated net loss of $6.9 million, or $0.33 per share, on revenues of $7.2 million for the six months ended June 30, 2003. The prior period results have been restated to give effect to adjustments related to the items discussed above.

     Gold production from the Briggs Mine during the second quarter of 2004 was 14,551 ounces, and sales were 14,805 ounces of gold at an average price of $394 per equivalent gold ounce. For the comparable period of 2003, gold production was 9,302 ounces and sales were 9,681 ounces of gold and 4,043 ounces of silver at an average realized price of $350 per equivalent gold ounce. For the six months ended June 30, 2004, gold production was 20,233 ounces and sales were 19,345 ounces of gold and 2,200 ounces of silver at an average realized price of $391 per equivalent gold ounce. For the comparable period of 2003, gold production was 22,066 ounces and sales were 22,231 ounces of gold and 8,343 ounces of silver at an average realized price of $326 per equivalent ounce.

     The Company had cash and cash equivalents of $8.1 million at September 30, 2004.

     Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, SEE www.canyonresources.com or contact:
Richard H. De Voto, President	or	Gary C. Huber
(303) 278-8464		Vice President-Finance

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

	June 30, 2004	December 31, 2003
		(Restated)
BALANCE SHEET
Assets
Current assets	$14,066,500	$9,503,300
Noncurrent assets	19,401,700	23,809,900

Total assets	$33,468,200	$33,313,200

Liabilities and Stockholders’ Equity
Current liabilities	$6,584,900	$4,615,900
Notes payable — long term	—	2,599,000
Other noncurrent liabilities	1,630,800	3,404,800
Stockholders’ equity	25,252,500	22,693,500

Total liabilities and stockholders’ equity	$33,468,200	$33,313,200

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
STATEMENT OF OPERATIONS
Revenue	$5,826,400	$3,387,100	$7,563,900	$7,249,700
Cost of sales	4,087,800	3,852,100	6,442,900	6,965,200
Depreciation, depletion & amortization	2,425,700	1,281,800	3,528,300	2,971,600
Selling, general & administrative	468,100	538,000	2,466,400	991,600
Exploration costs	80,100	179,300	294,500	404,300
Accretion expense	43,300	46,600	86,600	93,100
Asset retirement obligation	935,200	—	935,200	—
Impairment of long-lived assets	—	3,382,000	—	3,382,000
Gain (loss) on asset disposals	(800)	(600)	(800)	75,700
Other income (expense), net	(188,100)	45,600	(88,400)	612,800
Cumulative effect of change in accounting principle	—	—	—	(11,700)

Net loss	$(2,402,700)	$(5,847,700)	$(6,279,200)	$(6,881,300)

Net loss per share	$(0.09)	$(0.28)	$(0.23)	$(0.33)

Weighted average shares outstanding	27,985,900	21,021,100	27,181,900	20,660,800

CASH FLOW
Cash & cash equivalents, beginning of period	$9,326,300	$1,559,200	$4,139,800	$430,800
Net cash provided by (used in) operating activities	421,200	(419,700)	(1,953,900)	(1,028,100)
Net cash provided by (used in) investing activities	(800)	(346,400)	(382,000)	(229,000)
Issuance of stock, net	393,300	—	8,341,000	26,000
Proceeds from exercise of warrants	—	835,800	—	835,800
Proceeds from sale of debentures	—	—	—	3,299,000
Payments on debt & other obligations	(1,041,400)	(35,000)	(1,046,300)	(1,740,600)

Cash & cash equivalents, end of period	$9,098,600	$1,593,900	$9,098,600	$1,593,900

PRODUCTION & SALES DATA
Gold production (oz)	14,551	9,302	20,233	22,066
Gold sales (oz)	14,805	9,681	19,345	22,231
Per ounce amounts:
- Average realized price	$394	$350	$391	$326
- Average market price (COMEX)	$393	$347	$401	$350